EXHIBIT 5.1

DLA Piper llp (us)
701 Fifth Avenue
Suite 7000
Seattle, Washington 98104

October 13, 2009

American Dairy, Inc.
Star City International Building,
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District
Beijing, China, 100016

Re:	American Dairy, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel for American Dairy, Inc., a Utah corporation (the “Company”), we are rendering this opinion in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to the resale of up to 2,647,542 shares (the “Shares”) of common stock of the Company (the “Common Stock”) that may be offered and sold by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), of which (i) 2,100,000 shares of Common Stock were issued pursuant to that certain subscription agreement dated August 11, 2009 by and among the Company and the Selling Shareholders named therein (the “Subscription Agreement”), (ii) up to 525,000 shares of Common Stock are issuable if the Company fails to meet certain performance targets in accordance with the terms of the Subscription Agreement (the “Performance Shares”), and (iii) up to 22,542 shares of Common Stock are issuable upon exercise of an outstanding warrant (the “Warrant,” and the shares issuable upon exercise thereof, the “Warrant Shares”).

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  With respect to our opinion below that the Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Articles of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company.  With respect to our opinion that the Performance Shares and the Warrant Shares will be validly issued, we have assumed that such Shares will be evidenced by appropriate certificates, duly executed and delivered.  We express no opinion concerning any law other than the corporation laws of the State of Utah, including the applicable provisions of the Utah Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States.

Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized shares of Common Stock and are, or with respect to the Performance Shares and the Warrant Shares if and when issued and delivered in accordance with the respective terms of the Subscription Agreement and the Warrant will be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement.  This opinion is to be used only in connection with the sale of the Shares by the Selling Shareholders and the issuance of the Performance Shares and the Warrant Shares while the Registration Statement is in effect.

Respectfully submitted,

DLA Piper llp (us)

/s/ DLA Piper llp (us)